Exhibit 10.28

EXECUTION COPY

FRAMEWORK AGREEMENT

THIS FRAMEWORK AGREEMENT (this “Agreement”) is dated and effective as of June 23, 2020 among Global Crossing Airlines, Inc., a corporation existing under the Laws of State of Delaware (“GLX”), Global Crossing Airlines Inc., a corporation existing under the Laws of the Province of British Columbia and SmartLynx Airlines Malta Limited (“SLAS”) a corporation existing under the Laws of Malta.

RECITALS

WHEREAS, Canada Jetlines Ltd., a company incorporated under the federal laws of Canada (“Jetlines”), and SLAS are parties to a subscription agreement dated May        , 2020 (the “Subscription Agreement”);

WHEREAS, GLX has entered into a Share Exchange Agreement Jetlines, pursuant to which Jetlines will acquire all of the shares of GLX in exchange for a majority of the shares in Jetlines and continue as a corporation under the laws of British Columbia. Following completion of the share exchange transaction, Jetlines will change its corporate name to “Global Crossing Airlines Inc.” (such entity following the completion of the transactions contemplated by the Share Exchange Agreement, the “Resulting Issuer”)

WHEREAS, pursuant to the Subscription Agreement, subject to certain conditions, the Resulting Issuer will issue to SLAS an aggregate of 2,000,000 Units, each consisting of one Common Share (as defined below) of the Resulting Issuer and one warrant to purchase another Common Share at US$0.50 for a period of two year from the closing of the issuance;

WHEREAS, the execution and delivery of this Agreement is a condition of the consummation of the transactions contemplated by the Subscription Agreement.

NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements of the Parties set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions. In addition to the terms defined elsewhere in this Agreement, including the Preamble and Recitals above, the following terms have the meanings set forth in this Section 1.1:

“ACMI Agreement” means the one or more agreements dated on or around the date hereof pursuant to which SLAS will provide ACMI services, aircraft wet leasing and/or aircraft drying leasing to the Resulting Issuer and GLX or one or more other Affiliates of the Resulting Issuer.

“Affiliate” (including, with a correlative meaning, “affiliated”) has the meaning ascribed to that term in the Securities Act.

“Agreement” has the meaning ascribed to such term in the preamble to this Agreement.

“AOC” means an air operator certificate issued by the FAA, including with respect to operating a commercial air service using Airbus A320 aircraft.

“Audit Committee” means the Audit Committee of the Resulting Issuer Board of Directors.

“Audit Committee Observer” has the meaning ascribed to such term in Section 3.2 of this Agreement.

“Beneficially Own”, “Beneficial Owner” and “Beneficial Ownership” mean, with respect to any securities, having beneficial ownership of such securities for the purposes of National Instrument 54-101 of the Canadian Securities Administrators.

“Business Day” means any day other than a Saturday, a Sunday or a day which is a statutory or civic holiday in Miami, Florida, Vancouver, British Columbia or Riga, Latvia.

“Common Shares” means collectively the common shares and variable voting shares in the capital of the Resulting Issuer.

“Confidential Information” has the meaning ascribed to such term in Section 5.8 of this Agreement.

“Contract” means any contract, agreement, instrument, undertaking, indenture, commitment, loan, license, settlement, consent, note or other legally binding obligation (whether or not in writing).

“Control Person” has the meaning ascribed to that term in the Securities Act.

“Derivative Instrument” means any and all derivative securities that increase in value as the value of any Equity Securities of the Resulting Issuer increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (a) such derivative security conveys any voting rights in any Equity Security, (b) such derivative security is required to be, or is capable of being, settled through delivery of any Equity Security or (c) other transactions hedge the value of such derivative security.

“Director Eligibility Requirements” has the meaning ascribed to such term in Section 3.1(a) of this Agreement.

“Dispute” has the meaning ascribed to such term in Section 5.13(a) of this Agreement.

“Equity Right” means, with respect to any Person, any security (including any debt security or hybrid debt equity security) or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, warrants, restricted shares, deferred share awards, share units, “phantom” awards, dividend equivalents, participations, interests, rights or commitments relating to, or any share appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares in the capital or earnings of such Person.

“Equity Securities” means (a) Common Shares, or other shares in the capital or equity interests of the Resulting Issuer, and (b) Equity Rights that are directly or indirectly exercisable or exchangeable for or convertible into Common Shares, or other shares in the capital or equity interests of the Resulting Issuer.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, provincial, state, local or municipal government, whether domestic or foreign, (c) department, agency or instrumentality of a domestic or foreign government, including any state-owned or state controlled instrumentality of a domestic or foreign government, (d) governmental or quasi- governmental entity of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (e) international or multinational organization formed by states, governments or other international organizations, or (f) other body (including any industry or self-regulating body, including the TSXV) exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police or regulatory authority or power of any nature.

“Insider” has the meaning ascribed to that term in the Securities Act.

“Insurance Coverage” has the meaning ascribed to such term in Section 3.4 of this Agreement.

“GLX” has the meaning ascribed to such term in the preamble to this Agreement.

“GLX Competitor” means those Persons identified on Schedule A to this Agreement (as supplemented from time to time pursuant to Section 2.2).

“Law” means any supranational, international, national, federal, provincial, state, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative or policy interpretation or other requirement, in each case enacted, promulgated, issued or entered by a Governmental Authority.

“Mining Subsidiaries” means Target Exploration and Mining Corp. and Crosshair Energy USA, Inc., each being a wholly owned Subsidiary of Jetlines.

“Notice” has the meaning ascribed to such term in Section 5.3 of this Agreement.

“Operating Committee” has the meaning ascribed to such term in Section 4.3 of this Agreement.

“Operating Committee Observer” has the meaning ascribed to such term in Section 4.3 of this Agreement.

“Parties” means collectively SLAS, the Resulting Issuer and GLX and “Party” means any one of them

“Person” means an individual, corporation, limited liability company, general or limited partnership, joint venture, association, trust, unincorporated organization, Governmental Authority, other entity or group.

“Related Party Agreement” has the meaning ascribed to such term in Section 4.2 of this Agreement.

“Representatives” means, as to any Person, its Affiliates and its and their respective directors, officers, managers, employees, agents, legal counsel, accountants, financial advisors and other advisors or representatives.

“Resulting Issuer” has the meaning ascribed to such term in the recitals to this Agreement.

“Resulting Issuer Board of Directors” means the board of directors of the Resulting Issuer as constituted from time to time.

“Securities Act” means the Securities Act (British Columbia).

“Securities Laws” means the Securities Act and the applicable securities Laws of each of the other provinces and territories of Canada and the respective regulations and rules made under those securities Laws together with all applicable policy statements, instruments, notices, blanket orders and rulings of the Canadian Securities Administrators and the securities regulatory authorities of the provinces and territories of Canada.

“Services Agreement” means the services agreement dated on or around the date hereof pursuant to which SLAS will provide consulting services to the Resulting Issuer and GLX.

“Shares” means (a) the Common Shares and (b) any other Equity Securities of the Resulting Issuer held by SLAS or any of its Affiliates.

“SLAS” has the meaning ascribed to such term in the preamble to this Agreement.

“SLAS Nominee” has the meaning ascribed to such term in Section 3.1 of this Agreement.

“Subscription Agreement” has the meaning ascribed to that term in the recitals to this Agreement.

“Subsidiary” means, with respect to a specified Person, any Person of which securities or other interests having the power to elect a majority of that Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.

“Transfer” means (i) an offer to sell, sell, assign, pledge, hypothecate, gift or otherwise transfer or dispose of in any manner whatsoever (or enter into any Contract or other obligation regarding any future offer to sell, sale, assignment, pledge, hypothecation, gift or transfer or disposition in any manner whatsoever of) Beneficial Ownership of any Shares, (ii) entering into any Derivative Instrument, hedging arrangement or other similar agreement or arrangement that transfers in whole or in part, the economic risk of ownership of any Shares, or (iii) engaging in any short selling of the Shares.

“TSXV” means the TSX Venture Exchange and any successor thereto. “

1.2

Construction. Any reference in this Agreement to a “Section” or “Schedule” refers to the corresponding Section or Schedule of this Agreement, unless otherwise specified. The Article and Section headings are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented and modified from time to time through such date. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement. Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement. All references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if.”

ARTICLE 2

TRANSFER RESTRICTIONS

2.1

Transfers. At any time that SLAS and its Affiliates collectively hold at least 10% of the issued and outstanding Common Shares (on a non- diluted basis), SLAS will provide the Resulting Issuer with reasonable notice prior any Transfer in any calendar month of an aggregate number of Shares representing more than 2% of the then issued and outstanding Common Shares (on a non-diluted basis).

If SLAS or an Affiliate desires to Transfer in any calendar month an aggregate number of Shares representing more than 5% of the then issued and outstanding Common Shares (on a non-diluted basis), the Resulting Issuer, if so requested by SLAS, will use commercially reasonably efforts to assist SLAS by seeking to implement a marketed Transfer of such Shares (which may, for greater certainty, be by way of private placement or public offering).

Nothing in this Section 2.1 shall prohibit SLAS from Transferring Shares (including Shares in excess of 10% of the then issued and outstanding Common Shares in any given month) through a non-publicized pre-arranged off-exchange block trade using a securities dealer that is acceptable to SLAS, in order to try and minimize the risk of stock exchange volatility in the Common Shares.

2.2	Prohibited Transfers.

At all times while this Agreement is in effect, SLAS agrees not to Transfer any Shares, including Beneficial Ownership of any Shares, to any GLX Competitor. The Resulting Issuer and SLAS may from time to time, acting reasonably and in good faith, agree in writing on additional Persons that are competitors of GLX to be added to the list of GLX Competitors in Schedule A and thereafter such Persons shall be deemed to be “GLX Competitors” for the purposes of this Agreement.

Notwithstanding the foregoing, SLAS shall not be deemed to have breached its obligations under this Section 2.2 with respect to a Transfer of Shares to any Person provided that such Transfer is not specifically directed by SLAS or its Affiliates to be made to a particular counterparty or counterparties and SLAS reasonably believes, as of the date of such Transfer, that the Transfer is not or will not be to any GLX Competitor. For clarity, a Transfer of Shares at market price through the facilities of an exchange shall be deemed to not be specifically directed at a particular counterparty.

ARTICLE 3

BOARD APPOINTMENT AND VOTING RIGHTS

3.1

Board Nominee. From the date hereof, the Resulting Issuer shall; (i) use best efforts to nominate the one nominee of SLA (the “SLAS Nominee”) to the Resulting Issuer Board of Directors, (ii) recommend (in advance of each meeting of shareholders of the Resulting Issuer at which directors of the Resulting Issuer are proposed to be elected) to the Resulting Issuer’s shareholders entitled to vote on the election of directors that such shareholders vote in favour of or consent to the election of the SLAS Nominee as a director of the Resulting Issuer, and (iii) cause all properly completed proxies in respect of the election of directors received by the Resulting Issuer and naming as proxyholder a Person appointed by management of the Resulting Issuer to be voted at the relevant time in the manner specified in such proxies, in each case subject to the following terms and conditions:

(a)

the SLAS Nominee must satisfy all applicable legal and regulatory requirements to be qualified to act as a director of the Resulting Issuer, including applicable requirements of the TSXV and applicable corporate Laws and Securities Laws (collectively, the “Director Eligibility Requirements”);

(b)

the Resulting Issuer shall provide written notice to SLAS not less than 10 days prior to the record date for shareholders to receive notice of a shareholders meeting at which directors of the Resulting Issuer will be elected. Such notice will include a reasonably detailed request for information regarding the SLAS Nominee that is required to be included in an information circular of the Resulting Issuer, if applicable, in respect of the meeting. Within 7 days of such notice, SLAS will deliver to the Resulting Issuer in writing the name of the SLAS Nominee together with the information regarding the SLAS Nominee requested by the Resulting Issuer, if applicable, in accordance with the preceding sentence (the “Nominee Letter”). If SLAS fails to deliver the Nominee Letter to the Resulting Issuer in the time required, SLAS shall be deemed to have nominated the same SLAS Nominee that serves as a director of the Resulting Issuer at such time under this provision. SLAS shall not be required to deliver a Nominee Letter in respect of an election of the Resulting Issuer Board of Directors if the Resulting Issuer is not required by applicable Law to distribute an information circular;

(c)

if, at any time (i) the SLAS Nominee is unwilling or unable to continue to serve as a nominee of SLAS or director of the Resulting Issuer, including as a result of failing to meet the Director Eligibility Requirements, (ii) the SLAS Nominee is unwilling to provide any applicable personal information form or other information as required by the TSXV or other applicable stock exchange, or (iii) SLAS determines to remove and replace the SLAS Nominee, SLAS will be entitled in its sole discretion to nominate an alternate director by notice to the Resulting Issuer. In any of the cases described above in this paragraph, SLAS shall use its commercially reasonable efforts to cause the SLAS Nominee to resign from the Resulting Issuer Board of Directors, as promptly as practicable and, following such resignation, provided that such alternate director nominee meets the Director Eligibility Requirements, the Resulting Issuer Board of Directors shall, subject to applicable Laws regarding the appointment of directors between shareholder meetings, shall cause such alternate director nominee to be appointed to the Resulting Issuer Board of Directors as promptly as reasonably practicable, and in any event within 30 days following the resignation of the SLAS Nominee;

(d)

SLAS shall use its commercially reasonable efforts to cause the SLAS Nominee to provide his or her consent to act as a director of the Resulting Issuer effective at the time of his or her election to the Resulting Issuer Board of Directors;

(e)

SLAS agrees to advise the SLAS Nominee that he or she shall be required at all times to act in accordance with his or her statutory, fiduciary and other duties and his or her obligations under law and shall not act on the interests or wishes of SLAS at the expense of the other shareholders of the Resulting Issuer; and

(f)	the SLAS Nominee shall be entitled to any remuneration payable by the Resulting Issuer to its non-executive directors (including any fees, options or other form of remuneration).

As soon as reasonably practicable, and in any event within the later of 30 days following the date of this Agreement and the date TSXV approval is received for the SLAS Nominee, the SLAS Nominee shall be appointed to the Resulting Issuer Board of Directors. In the event the SLAS Nominee is not elected at any meeting of the shareholders of the Resulting Issuer, SLAS shall be entitled to nominate a replacement person as the SLAS Nominee and the Resulting Issuer shall use commercially reasonable efforts to have such person appointed to the Resulting Issuer Board of Directors as soon as possible. SLAS’s right to designate the SLAS Nominee shall expire upon the termination of this Agreement at which time SLAS shall, if requested by the Resulting Issuer, cause the SLAS Nominee to resign from the Resulting Issuer Board of Directors.

3.2

Audit Committee: SmartLynx shall be entitled to appoint an observer (the “Audit Committee Observer”) to attend Audit Committee meetings of the Resulting Issuer. The Audit Committee Observer will be permitted to receive all documents provided to the Audit Committee, be present at meetings, ask questions, provide suggestions and receive reasonable additional financial information from the Resulting Issuer.

Subject to any required approvals from the Department of Transportation, if SLAS at any time holds 10% or more of the outstanding Common Shares of the Resulting Issuer, the SLAS Nominee shall be entitled to be appointed to the Audit Committee, until such time as SLAS ceases to hold 10% of the outstanding Common Shares of the Resulting Issuer.

3.3

Documentation and Participation by Electronic Means. Upon the request of the SLAS Nominee, at any meeting of the the Resulting Issuer Board of Directors or any applicable committee of the Resulting Issuer Board of Directors, the SLAS Nominee will be entitled to participate by telephone, video conference or any other similar means of audio or audiovisual communication, subject to the requirements of applicable Law. The Resulting Issuer shall organize any meeting of the Resulting Issuer Board of Directors, or any applicable committee so as to enable the meaningful participation of all members and if required, the Resulting Issuer shall use efforts to amend any constating documents or corporate policies to permit the electronic participation contemplated in this Section 3.4. The Resulting Issuer agrees to provide to the SLAS Nominee all documents, materials and information as are provided to the other directors on the Resulting Issuer Board of Directors, as well as such additional materials, documents and information as reasonably requested. All documents, materials and information will be made available to the SLAS Nominee in electronic format or in such other format as requested by SLAS Nominee. To the extent that the SLAS Nominee is required to attend in person at any meetings of the Resulting Issuer Board of Directors or any applicable committee, the Resulting Issuer shall reimburse the SLAS Nominee or SLAS for any expenses incurred in order to attend.

3.4

Indemnity; Director’s and Officer’s Insurance. The Resulting Issuer agrees to indemnify and hold harmless, to the fullest extent permitted by applicable law and the Resulting Issuer’s constating documents, the SLAS Nominee from any claims (including any legal fees and expenses required to defend any such claims) suffered by the SLAS Nominee as a result of its position as a director of the Resulting Issuer (except to the extent such claim is found by a final order of a court of competent jurisdiction to have resulted from the SLAS Nominee’s gross negligence or willful misconduct). The Resulting Issuer shall execute customary indemnity agreements or other reasonable documentation required by SLAS to evidence the foregoing. In addition, the Resulting Issuer will purchase and maintain (the “Insurance Coverage”) (i) directors’ and officers’ liability insurance in an amount not less than and on terms not less advantageous to the directors and officers than the amount and terms contained in the directors’ and officers’ insurance in place for the Resulting Issuer as of the date hereof, which in any event shall be not less than other similar issuers operating in similar industries; and (ii) general commercial liability insurance extending to employees, consultants and contractors of the Resulting Issuer and GLX in amounts determined reasonable by the Resulting Issuer Board of Directors, as applicable. The Resulting Issuer agrees that the SLAS Nominee will be covered under the Insurance Coverage in (i) above and that the Audit Observer and the Operating Observer will be covered under the Insurance Coverage in (ii) above and that the Resulting Issuer shall execute and deliver to the SLAS Nominee standard form indemnification agreements in the form currently in place for other directors and officers of the Resulting Issuer.

3.5	Voting Rights.

SLAS and their respective Affiliates shall be free to vote their Shares at their discretion at any annual general or special meeting of GLX, but agree that until the conclusion of the 2022 annual general and special meeting of GLX, SLAS will not, without GLX’s prior written consent, publicly announce any intention to vote against or withhold from voting, as the case may be, on any matter publicly recommend by the GLX Board of Directors in respect of: (i) the election of those persons nominated and publicly recommended to serve as directors of GLX and (ii) any other action, proposal or matter to be voted on by the shareholders of GLX (including through action by written consent).

ARTICLE 4

OBSERVER RIGHT, CONSENT RIGHTS, AND COVENANTS

4.1	Related Party Agreements

From the date hereof until 18 months from the date hereof, the Resulting Issuer and GLX shall not (1) enter into any new consultancy, services or other agreements with any Insiders, Control Persons or direct or indirect Affiliates (including through shareholders who are Affiliates) (each a “Related Party Agreement”) where the foreseeable expenditure by the Resulting Issuer or GLX under the Related Party Agreement would exceed US$2,100,000 per calendar year; (2) make aggregate payments under any Related Party Agreements (whether existing as of the date hereof or subsequently entered into), in excess of US$2,100,000 in a calendar year or (3) take any action with respect to a Related Party Agreement or proposed Related Party Agreement that is not incompliance with applicable Law (including any Securities Laws approvals required). The restrictions herein shall not apply to (i) the Services Agreement, the ACMI Agreement or any aircraft lease agreement to which SLAS is a party; or (ii) agreements with any Persons who become Insiders, Control Persons or Affiliates after the date of this Agreement and that hold at least 15% of the Common Shares of the Resulting Issuer, provided such agreements have received the approval by the disinterested members of the Resulting Issuer Board of Directors, , and the Resulting Issuer otherwise maintains proper procedures, rules and safeguards in respect of the approval and maintenance of such agreements. Notwithstanding the foregoing, any employment agreements or consulting agreements with Insiders to provide personal services in the nature of employment services and any compensation awarded to Insiders in connection with such employment or consulting role, shall not be considered Related Party Agreements for the purposes of this Section 4.1.

4.2	Mining Subsidiaries

Without the prior written consent of SLAS, the Mining Subsidiaries will not carry on any business, operations or activity of any kind other than holding title to certain mineral interests.

4.3	Operating Committee

GLX will form an operating committee (the “Operating Committee”) consisting initially of the COO/VP-Ops, VP-Tech Ops and Chief Safety Officer. SLAS shall be entitled to nominate a representative to participate in meetings of the Operating Committee as an observer/advisor and receive meeting materials (the “Operating Committee Observer”). Any attendance in person at Operating Committee meetings by the representative shall be at SLAS expense. GLX shall organize any meeting of the Operating Committee so as to enable the meaningful participation of the Operating Committee Observer. GLX agrees to provide to the Operating Committee Observer all documents, materials and information as are provided to the other members of the Operating Committee, as well as such additional materials, documents and information as reasonably requested. All documents, materials and information will be made available to the Operating Committee Observer in electronic format or in such other format as requested by the Operating Committee Observer. If the Operating Committee Observer attends any meetings of the Operating Committee in person, any related travel or other expenses will be for the account of SLAS and not GLX.

4.4	Additional Earned Shares

SLAS can “earn” additional Shares in the Resulting Issuer in exchange for documented cash savings realized by GLX at a deemed price of US$0.50 per Share up to a maximum of US$1,500,000 or 3,000,000 Shares.

Cash savings shall be determined by comparing any favorable variance to a budgeted expense of GLX (with such budgeted expense to be determined prior to any impact of SLAS cost-savings). The amount of any such favorable variance shall be deemed to be the amount of the cash savings to GLX at the time the impact to the expense is accrued or realized. For clarity, cost savings shall be determined on an item by item basis, but shall be settled with Shares not more than once per month. Where it is not possible to measure cost-savings as a direct variance to budgeted expenses, the Parties shall negotiate in good faith to determine the quantum of any cost-saving. An initial budget of expenses is attached as Schedule B to this Agreement (the “Initial Budget”).

Within 3 months following the execution of this Agreement, the Parties shall meet to determine potential areas for cost-savings and work together to update the Initial Budget as it relates to potential cost-savings, which updated budget will serve as a basis for determining the amount of any favorable variances pursuant to the foregoing paragraph. If the Parties fail to update the Initial Budget, the Initial Budget will serve as the basis for determining the amount of any favorable variances.

GLX and the Resulting Issuer shall, upon request by SLAS, provide SLAS with reasonable documentation supporting the determination of any budgeted amounts, the amount of actual expenses realized and the amount of any favorable variances to budgeted amounts, and shall, not more than once per calendar year, allow SLAS, at its own expense, to audit GLX and the Resulting Issuer’s books and records for determining compliance with this Section 4.4. If any cost-savings amount are determined as a result of such audit to have been understated by more than 10%, GLX and the Resulting Issuer shall reimburse SLAS for its expenses related to the audit.

Each party agrees to execute all such reasonable documentation required by Law or stock exchange rules in connection with the issuance of any Shares pursuant to this Section 4.4.

4.5	GLX and Other Subsidiaries

GLX shall not, and the Resulting Issuer shall cause GLX and each other direct or indirect subsidiary of the Resulting Issuer to not, issue any equity securities to an entity other than the Resulting Issuer (or in the event of any indirect subsidiary, to its direct parent).

The Resulting Issuer shall at all times remain the sole shareholder of GLX and any other Affiliate of the Resulting Issuer (excluding SLAS) that holds an AOC.

To the extent that GLX or any direct or indirect subsidiary of the Resulting Issuer constitutes a board of directors or any committees thereof, SLAS shall have the same rights to appoint a nominee or an observer as it has in respect of the Resulting Issuer.

GLX shall not, and the Resulting Issuer shall cause GLX and each other direct or indirect subsidiary of the Resulting Issuer not to, take any actions which would have the effect of circumventing any of the provisions of this Agreement that are applicable to the Resulting Issuer.

ARTICLE 5

MISCELLANEOUS.

5.1

Costs, Fees and Expenses. Each Party shall pay its own direct and indirect costs, fees and expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all costs, fees and expenses of its Representatives.

5.2	Term and Termination.

(a)	This Agreement shall terminate, and all rights and obligations hereunder shall cease upon the occurrence of:

(i)	the date on which SLAS ceases to own at least 1,000,000 Shares (subject to recalculation for any share split, reverse share split, share dividend or other recapitalization of the Resulting Issuer);

(ii)	30 days following delivery by SLAS to the Resulting Issuer and GLX of a notice of termination;

(iii)

a material breach of any term or representation or warranty contained in this Agreement by SLAS, on the one hand, or the Resulting Issuer or GLX, on the other hand, which the defaulting party has failed to cure within 30 days of receiving written notice of such breach; or

(iv)

a default under the terms of the Services Agreement or the ACMI Agreement by SLAS, on the one hand, or GLX, on the other hand, which default has permitted the non-defaulting party to terminate such agreement and such non-defaulting party has actually terminated such other agreement.

(b)

The termination of this Agreement shall not relieve any of the parties of their respective obligations or rights accrued up to and including the date of such termination. All terms set out under this Section 5.2, Article 1 and Article 5 of this Agreement shall survive the termination or expiration of this Agreement. The termination of this Agreement shall not result in the termination of any other Agreement among SLAS, on one hand, and GLX or the Resulting Issuer, on the other hand, including the Services Agreement, the ACMI Agreement, or any aircraft lease agreement, which shall continue until terminated in accordance with their terms.

5.3	Notices. Any notice, demand or other communication to be given or made under this Agreement (a “Notice”) shall be in writing and shall be sufficiently given or made if:

(a)	delivered in person (including by commercial courier) during a Business Day and left with a receptionist or other responsible employee of the relevant party at the applicable address set forth below;

(b)	sent by registered mail to the applicable address set forth below; or

(c)	sent by electronic transmission;

(i)	in the case of Notice to the Resulting Issuer or GLX at:

Global Crossing Airlines

Building 5A • 4200 NW 36th Street •

MIA Int’l Airport, Miami, FL 33166

Attention:                Chief Executive Officer

Email:                      ed.wegel@globalairlinesgroup.com

(ii)	in the case of Notice to SLAS at:

SmartLynx Airlines Malta Limited

Nu Bis Centre, Trig II-Mosta, hal Lija, LJA 9012

Malta

Attention:                Chief Executive Officer

Email:                       Zygimantas.Surintas@smartlynx.aero

Each Notice sent in accordance with this Section 7.4 shall be deemed to have been received:

(a)	if delivered in person, on the day it was delivered;

(b)	on the third Business Day after it was mailed (excluding each Business Day during which there existed any general or rotating interruption of postal services due to strike, lockout or other cause); or

(c)	on the same Business Day that it was sent by electronic transmission, or on the first Business Day thereafter if the day on which it was sent by electronic transmission was not a Business Day.

Any Party may, by delivery of written notice to the other Parties, change the address to which such notices and other communications are to be given in connection with this Agreement provided such notice is received by the other Party at least three Business Days prior to the relevant notice being dispatched.

5.4

Counterparts; Entire Agreement; Corporate Power; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement and the Schedules hereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

Each Party acknowledges that it and the other Parties may execute this Agreement by manual, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) or other electronic format shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms a stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) or other electronic format made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

5.5

Resulting Issuer Representations and Warranties. The representations and warranties of the Resulting Issuer set out in Section 6 of the Subscription Agreement are hereby incorporated by reference and form part of this Agreement and the Resulting Issuer and GLX each agrees that the representations and warranties are true and correct as of the date hereof (unless made as of a specified date, in which case they shall be true and correct as of such specified date) with the same force and effect as if they had been made by the Resulting Issuer at the date hereof and shall continue in full force and effect for a period of three years following the date hereof.

5.6

Amendments and Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed by each of the Parties. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

5.7	Successors and Assigns.

(a)

Subject to clause (b) and (c) below, this Agreement shall be binding upon the Parties and their respective successors and assigns and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

(b)	Neither the Resulting Issuer nor GLX may assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of SLAS.

(c)	SLAS may not assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of GLX and the Resulting Issuer.

5.8	Confidentiality.

(a)

Each Party hereby agrees that it and its Representatives shall keep the other Party’s Confidential Information confidential and shall not disclose such Confidential Information; provided that (i) a Party may disclose that portion of the other Party’s Confidential Information as to which the other Party has given its prior written consent for such disclosure, (ii) a Party may disclose the other Party’s Confidential Information to its Representatives who (A) reasonably need to know such information in connection with preparing or otherwise assisting in the preparation of such Party’s financial statements or to comply with its reporting, filing, tax and accounting obligations under applicable Law, (B) have been informed of the confidential nature of such information and directed to treat such information confidentially, (C) are subject to confidentiality obligations under existing agreements, applicable Law or professional standards; and (iii) SLAS may disclose such Confidential Information as is required to enable it to fulfil its obligations under the Services Agreement, the ACMI Agreement or any aircraft lease agreement to which it is party.

(b)

Each Party shall, and shall instruct its Representatives who are informed of the matters that are the subject of this Agreement to, comply with the restrictions imposed by Securities Laws on the purchase or sale of securities by any Person who has received material, non-public information from the issuer of such securities and on the communication or “tipping” of such information to any other person.

(c)

In the event that a Party or its Representatives are requested or required by any applicable Law or stock exchange listing requirement (including oral questions, depositions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other similar process) to disclose any of the other Party’s Confidential Information, the Party requested or required to make the disclosure shall, to the extent practicable and permitted by applicable Law, provide the other Party with prompt notice of any such request or requirement so that the other Party (at the other Party’s sole expense) may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 5.8. If, in the absence of a protective order or other remedy or the receipt of a waiver from such other Party, the Party requested or required to make the disclosure or any of its Representatives are, nonetheless, on the advice of counsel, legally compelled to disclose the other Party’s Confidential Information, the Party requested or required to make the disclosure or its Representative may disclose only that portion of the other Party’s Confidential Information which such counsel advises is legally required to be disclosed, provided that the Party requested or required to make the disclosure exercises, to the extent practicable and permitted by applicable Law, its reasonable efforts to preserve the confidentiality of the other Party’s Confidential Information, including by cooperating with the other Party (at the other Party’s sole expense) to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be afforded the other Party’s Confidential Information.

(d)

As used in this Agreement, the term “Confidential Information” means, with respect to a Party: (i) all non-public information, whether in written, verbal, graphic, electronic or any other form, concerning or relating to such Party or its Representatives and their businesses that is furnished by or on behalf of such Party or its Representatives at any time from and after the date hereof in connection with the performance by such Party under this Agreement and (ii) all notes, memoranda, analyses, compilations, studies, forecasts, reports, samples, data, statistics, summaries, interpretations or other documents prepared by or on behalf of the receiving Party or its Representatives that contain, reflect or are based upon, in whole or in part, the information described in clause (i) above; provided that the term “Confidential Information” does not include information that (A) is or becomes generally available to the public other than as a result of breach of this Section 5.8 by the receiving Party or its Representatives, (B) was within the receiving Party’s possession prior to its being furnished to the receiving Party by or on behalf of the disclosing Party or its Representatives, provided that the receiving Party reasonably believes that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality with respect to such information, (C) is or becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party or any of its Representatives, provided that the receiving Party reasonably believes that such source was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality with respect to such information, (D) is independently developed by the receiving Party without use of Confidential Information, as evidenced by its written records, or (E) is disclosed by the receiving Party or its Representatives with the disclosing Party’s prior written approval.

5.9

Disclosure. The Resulting Issuer may issue a press release as soon as practicable after the signing of this Agreement, which press release shall be satisfactory in form and substance to the SLAS, acting reasonably and in a timely manner having regards to the Resulting Issuer’s obligations under applicable Securities Laws. Where required by applicable Securities Laws, the Resulting Issuer shall file or cause to be filed in accordance therewith, a copy of the press release and a material change report in respect of the the terms and conditions of this Agreement and the Subscription Agreement with the applicable securities regulatory authorities and stock exchanges. Any press release or other public disclosure document issued or made by SLAS after the signing of this Agreement in respect of this Agreement shall be satisfactory in form and substance to the Resulting Issuer, acting reasonably.

5.10

Severability. In the event that any one or more of the terms or provisions of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, or the application of such term or provision to Persons or circumstances or in jurisdictions other than those as to which it has been determined to be invalid, illegal or unenforceable, and the Parties shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of the Parties. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the Parties as reflected by this Agreement. To the extent permitted by applicable Law, each Party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

5.11

Business Days. If the last or appointed day for the taking of any action or the expiration of any right required or granted in this Agreement is not a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.12

Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws in force in the province of British Columbia (excluding any rule or principle of the conflict of laws which might refer such interpretation to the laws of another jurisdiction).

5.13	Dispute Resolution

a)

All disputes (each a “Dispute”) arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The parties agree, pursuant to Article 30(2)(b) of the Rules of Arbitration of the International Chamber of Commerce, that the Expedited Procedure Rules shall apply, provided the amount in dispute does not exceed US $1,000,000 at the time of the communication referred to in Article 1(3) of the Expedited Procedure Rules. The seat and the place of the arbitration shall be New York City, New York. The language of the arbitration will be English. The law of the province of British Columbia shall be applicable to the dispute.

b)

Any Dispute will be heard by three arbitrators and the Arbitration Parties must attempt to agree upon qualified individuals to serve as arbitrators. If the Arbitration Parties are unable to so agree within twenty (20) Business Days of the first attempt by the Arbitration Parties to select the arbitrator, then the arbitrators will be selected and appointed in accordance with the ICC Rules. Each arbitrator must be a senior practicing lawyer and a disinterested person who has no connection with any party or the performance of this Agreement and must be qualified by education, training and experience to hear and determine matters in the nature of the Dispute.

c)

The arbitrators may determine all questions of law and jurisdiction (including questions as to whether or not a Dispute is arbitrable) and all matters of procedure relating to the arbitration. Any award or determination of the arbitrators will be final and binding upon the parties in respect of all matters relating to the arbitration, the procedure, the conduct of the parties during the proceedings and the final determination of the issues in the arbitration.

d)	No arbitration proceeding may be commenced under this section unless commenced within the time period permitted for actions by the applicable statute of limitations.

e)	All papers, notices or process pertaining to an arbitration under this Agreement may be served on an Arbitration Party in accordance with Section 5.4.

f)

All arbitral proceedings will be private and confidential and may be attended only by the arbitrator, the parties and their representatives, and witnesses to the extent they are testifying in the proceedings. The parties must treat as Confidential Information, in accordance with the provisions of Section 5.8, the existence of the arbitral proceedings, written notices, pleadings and correspondence in relation to the arbitration, reports, summaries, witness statements, memorials, briefs and other documents prepared in respect of the arbitration, contemporaneous or historical documents exchanged or produced for the purposes of the arbitration, and the contents of any award or determination made in respect of the arbitration. Notwithstanding the foregoing, a party may disclose such Confidential Information in judicial proceedings to enforce an award or determination as permitted under this section.

5.14

Enforcement. The Parties acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to equitable relief including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach.

5.15

No Partnership. Nothing contained in this Agreement (and no action taken by a Party pursuant to its terms) is to be construed as creating a partnership or agency relationship between any of the Parties.

5.16	Currency. Except as otherwise stated, all dollar amounts herein are expressed in US dollars.

5.17	Survival. The following sections of this Agreement shall survive any termination of this Agreement and remain in full force and effect: Article 1 and Article 5.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

Global Crossing Airlines, Inc.

By:	/s/ Ryan Goepel
Name: Ryan Goepel
Title: Chief Financial Officer

Global Crossing Airlines Inc.

By:	/s/ Ryan Goepel
Name: Ryan Goepel
Title: Chief Financial Officer

SMARTLYNX AIRLINES MALTA LIMITED

By:	/s/ Zygimantas Surintas
Name: Zygimantas Surintas
Title: CEO

Schedule A

GLX COMPETITORS

Iaer

Schedule B

INITIAL BUDGET

Income Statement, Global Airways

	2020	2021	2022	2023	2024
REVENUE
REVENUE, TOTAL	1,476,000	38,627,500	76,771,500	96,198,000	97,132,500
COST OF SALES
Salaries & Benefits, Crew	982,483	8,104,817	15,122,883	17,342,000	17,342,000
Crew Costs, Flight Ops	148,000	1,136,000	2,116,000	2,400,000	2,400,000
Training Costs	366,167	1,520,500	1,499,333	780,000	780,000
Part 380 Cost	—	1,584,531	8,037,703	9,470,733	9,520,952
Aircraft Rent	825,000	8,910,000	17,160,000	19,800,000	19,800,000
Maintenance	639,542	8,142,727	15,270,679	17,643,718	17,780,502
Airport	15,000	162,000	312,000	360,000	360,000
Insurance	300,000	2,730,000	3,240,000	3,240,000	3,240,000

COST OF SALES, TOTAL	3,276,192	32,290,574	62,758,599	71,036,451	71,223,454
GROSS MARGIN	(1,800,192)	6,336,926	14,012,901	25,161,549	25,909,046
SG&A
Salaries & Benefits, Non-Crew	2,499,757	5,363,600	6,568,455	6,858,830	6,858,830
Office Expenses	282,700	423,300	431,050	403,800	403,800
Other Expenses	1,108,000	1,773,688	2,727,288	3,212,950	3,236,313

SG&A, TOTAL	4,040,457	7,560,588	9,726,793	10,475,580	10,498,943

COS and SG&A, TOTAL	7,316,648	39,851,162	72,485,392	81,512,031	81,722,397
EBITDA	(5,840,648)	(1,223,662)	4,286,108	14,685,969	15,410,103
EBITDAR	(5,015,648)	7,686,338	21,446,108	34,485,969	35,210,103
DEPRECIATION & AMORTIZATION
D&A, TOTAL	46,875	179,167	238,542	263,542	288,542

EBIT	(5,887,523)	(1,402,828)	4,047,567	14,422,427	15,121,562

TAX EXPENSE
Tax Expense	—	—	1,011,892	3,605,607	3,780,390

NET INCOME/LOSS	(5,887,523)	(1,402,828)	5,059,458	18,028,034	18,901,952

EBTIDA Margin	-395.7%	-3.2%	5.6%	15.3%	15.9%

Version: GlobalXModel-Framework Agreement 6/16/2020